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                                                                    Exhibit 15.1



The Board of Directors
CarrAmerica Realty Corporation

Ladies and Gentlemen:

Re: Registration Statement Filed on November 16, 2001.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 1, 2001, July 26, 2001, and October 25, 2001 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



                                           /s/ KPMG LLP
Washington, D.C.
November 16, 2001